                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          STATIA TERMINALS GROUP N.V.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          STATIA TERMINALS GROUP N.V.
                               L. B. SMITHPLEIN 3
                         CURACAO, NETHERLANDS ANTILLES
                             ---------------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 17, 2001

                             ---------------------

                            TO THE SHAREHOLDERS OF:

                          STATIA TERMINALS GROUP N.V.

                             ---------------------

    You are hereby notified that the Annual General Meeting of Shareholders of Statia Terminals Group N.V. (the "Company") will be held at the Curacao Marriott Beach Resort, Queen's Ballroom A, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, at 10:00 a.m. local time, on Tuesday, April 17, 2001, (the "Meeting") for the following purposes:

        1. To appoint two class A directors to serve until April 28, 2007. The Board of Directors has nominated Dr. Jonathan R. Spicehandler or Mr. Neill E. Andre de la Porte for one position and Mr. Ernest Voges or Mr. Neill E. Andre de la Porte for the second position, further recommending the appointment of Dr. Spicehandler and Mr. Voges;

        2. To amend Article 10, Paragraph 4, of the Company's Articles of Incorporation to provide that the Board of Directors shall nominate one person for each director vacancy instead of two as set forth in the current Articles of Incorporation;

        3. To determine, set, and adopt the balance sheet and profit and loss accounts (collectively, the "Annual Accounts") for the financial year ended December 31, 2000, as submitted to the Meeting by the Company's Board of Directors, a copy of which is on file at the Company's principal office;

        4. To approve and ratify and, in so far as necessary, adopt the distributions for the financial year ended December 31, 2000, in the amount of US$0.45 per share of class A common shares previously paid during 2000 as follows: US$0.15 in February, US$0.15 in August, and US$0.15 in November, as distributions by the Company out of earnings for the financial year ended December 31, 2000; and

        5. To approve the appointment by the Company, until the next annual general meeting of shareholders, of Arthur Andersen LLP as the Company's independent accountants.

    Action will also be taken upon such other matters as may properly come before the Meeting.

    Copies of the Annual Accounts and the report of the Board of Directors are contained in the Annual Report to Shareholders for the financial year ended December 31, 2000, which is enclosed with the Proxy Statement.

    The close of business on February 28, 2001, has been fixed as the record date for the Meeting. All holders of record of class A common shares and class B subordinated shares at the close of business on the record date are entitled to notice of and to vote at the Meeting or any adjournment thereof. All holders of class C shares are entitled to attend and address the Meeting or any adjournment thereof, but not to vote thereat. Class A common shares and class B subordinated shares can be voted at the Meeting only if the holder is present at the Meeting in person or by valid proxy.

    The Company's Board of Directors cordially invites you to attend the Meeting. Even if you plan to attend the Meeting in person, you are requested to please complete, sign, date, and promptly mail the enclosed Voting Instruction Card and Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes. If you attend the Meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. Please direct your attention to the enclosed Proxy Statement.

                                          By Order of the Board of Directors

                                      /s/ JACK R. PINE

                                          Jack R. Pine
                                          Secretary

March 15, 2001

                          STATIA TERMINALS GROUP N.V.

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                 APRIL 17, 2001
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Statia Terminals Group N.V., L.B. Smithplein 3, Curacao, Netherlands Antilles, (the "Company") of proxies to be voted at the Annual General Meeting of Shareholders to be held at the Curacao Marriott Beach Resort, Queen's Ballroom A, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, on Tuesday, April 17, 2001, at 10:00 a.m. local time (the "Meeting") and at any adjournments thereof, for the purposes set forth in the foregoing notice. On or about March 15, 2001, we began mailing to holders of registered shares this Proxy Statement, the Notice of Annual General Meeting of Shareholders, the enclosed Voting Instruction Card and Proxy (the "Proxy"), and the enclosed 2000 Annual Report to Shareholders (the "Report"). Please complete, sign, date, and mail the enclosed Proxy for use at the Meeting.

     Cost of solicitation of proxies will be borne by the Company. Proxies may be solicited personally or by telephone or facsimile by certain members of the Board of Directors, the officers, and a few regular employees of the Company and its subsidiaries, without extra compensation. The Company will reimburse brokerage firms, fiduciaries, and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

                         QUORUM AND VOTING REQUIREMENTS

     Holders of one-third of the aggregate outstanding voting shares must be present in person or by proxy to constitute a quorum for the Meeting to be held. Except for resolutions to amend the Company's Articles of Incorporation and certain other matters not relevant at this Meeting, resolutions may be passed by the vote of the holders of an absolute majority of the shares represented at the Meeting. Resolutions to amend the Company's Articles of Incorporation may be passed by the vote of at least two thirds of the shares represented at the Meeting if at least one-half of the outstanding voting shares of the Company are represented at the Meeting. Holders of shares that are the subject of abstentions will be considered present at the Meeting for purposes of determining whether a quorum is present, but will not be counted to determine the total number of votes cast. "Broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto, but which are present in person or by proxy at the Meeting) will not be counted for purposes of determining a quorum, to determine the total number of votes cast, for the passage of any resolution, or for any other purpose.

     The close of business on February 28, 2001, has been fixed as the record date for the Meeting. Only holders of record of the 6,100,053 issued and outstanding shares of the Company's class A common shares and the holders of record of the Company's 3,800,000 issued and outstanding class B subordinated shares outstanding at the close of business on February 28, 2001, are entitled to vote at the Meeting or any adjournment thereof. Each of the class A common shareholders and class B subordinated shareholders is entitled to one vote per share held on all matters presented at the Meeting. Holders of record of the Company's 38,000 issued and outstanding class C shares are entitled to attend and address the Meeting or any adjournment thereof, but not to vote at the Meeting. Shares cannot be voted at the Meeting unless the owner of record is present in person or is represented by proxy. Shares held by the Company as treasury shares are not eligible to be voted.

     The Company is incorporated in the Netherlands Antilles, and as required by the laws thereof and the Company's Articles of Incorporation, meetings of shareholders must be held on an island of the Netherlands Antilles. The enclosed Proxy is a means by which a shareholder may authorize the voting of shares at the Meeting. All shares represented by proxies on the enclosed Proxy duly executed and received by the Company by the close of business on April 16, 2001, (the "Voter Deadline") will be voted at the Meeting or any adjourned session of the Meeting in accordance with the terms of the Proxies.

     A shareholder may revoke a Proxy by submitting a document revoking it or by submitting a duly executed Proxy bearing a later date to Computershare Investor Services, L.L.C., the Company's transfer agent, prior to the Voter Deadline, or by attending the meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a Proxy). Written notice revoking a Proxy should be sent to Statia Terminals Group N.V., c/o Computershare Investor Services, L.L.C., Proxy Unit, 2 North LaSalle Street, Chicago, Illinois 60602. No such revocation will be effective until the Company receives written notice of the revocation.

     If you attend the Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank, or other nominee, you must bring a letter from the broker, bank, or other nominee to the Meeting showing that you were the direct or indirect (beneficial) owner of the shares on February 28, 2001.

                                   PROPOSALS

ITEM 1.  APPOINTMENT OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The directors serve six year terms which are staggered such that approximately one-third of the directors is appointed every two years. The initial terms of the directors, which began April 28, 1999, are: two years for class A directors, four years for class B directors, and six years for class C directors. After the initial term, each class of directors serves for a term of six years.

     Two class A directors are to be appointed at this Meeting to serve as directors of the Company until April 28, 2007. As set forth in the Company's Articles of Incorporation, the Board of Directors is authorized to nominate by resolution candidates for each open director position for appointment at the Meeting. The Articles of Incorporation further require that the Board of Directors nominate at least two persons for each open director position.

     For one position, the Board of Directors has nominated for appointment at the Meeting Dr. Jonathan R. Spicehandler or Mr. Neill E. Andre de la Porte. For the second position, the Board of Directors has nominated for appointment at the Meeting Mr. Ernest Voges or Mr. Neill E. Andre de la Porte. Dr. Spicehandler and Mr. Voges are currently directors of the Company with terms expiring on April 28, 2001. Please refer to the "INFORMATION ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS" section of this Proxy Statement for further information regarding Dr. Spicehandler and Messrs. Voges and Andre de la Porte. If appointed to either director position, Mr. Andre de la Porte will immediately resign from the director position (see the discussion below under "ITEM 2").

     An absolute majority of the votes cast is required in order for a director to be appointed.

     The Board of Directors recommends a vote FOR the appointment of Dr. Spicehandler and Mr. Voges as class A directors of the Company.

ITEM 2.  AMENDMENT OF THE ARTICLES OF INCORPORATION

     The normal and customary practice in the United States is for the board of directors to nominate only one person for appointment for each vacancy on the board of directors to be filled at the annual meeting of shareholders. The Company's Articles of Incorporation provide that the Company's Board of Directors shall nominate and list two persons for each vacancy on the board.

     The Company's Board of Directors believes that the nomination of a single, well-qualified individual for appointment by the annual general meeting of shareholders is the best way to maintain a highly qualified Board of Directors. Therefore, the Board of Directors proposes that Article 10, Paragraph 4, of the Company's Articles of Incorporation be amended as indicated below in the English translation of the official Dutch text of the Company's Articles of Incorporation. Text to be deleted by the amendment is indicated by strike through and text to be added is indicated by double underlining.

     The proposed English text of the amendment is as follows:

                                   MANAGEMENT

                                   ARTICLE 10

     4. Board of directors -- appointment. Each director shall be appointed by the General Meeting, with due observance of the following provisions. In case of a vacancy, upon the expiration of a director's term or otherwise (each, a "vacancy"), the Board of Directors shall be authorized pursuant to a duly adopted resolution to nominate for such vacancy a director for appointment by the General Meeting. Such Board of Directors' resolution shall list at least [two] {one} name[s] for each such vacancy, which may include a former director whose term has lapsed. [The] {All} resolutions to nominate directors shall be non-binding on the General Meeting; the General Meeting is free to appoint, by a duly adopted shareholders resolution in accordance with the provisions of paragraph 8 of article 14, [the] {any} director so nominated, or reject {the} nomination. In case the nominated director(s) are not appointed by the General Meeting, the Board of Directors must convene within seven days of the date of the General Meeting, a new meeting, with due observance of the provision of article 14 below, at which the vacancy or vacancies shall be filled. At such subsequent General Meeting, the Board of Directors may, again, nominate -- by non-binding resolution -- [two] {one} director[s] for each such vacancy for appointment by the General Meeting. Notwithstanding the foregoing sentence, at such subsequent General Meeting, the shareholders shall be free to appoint any person or entity for each vacancy as they deem fit upon rejection of [the] {any} person[s] nominated by the Board of Directors. In the event the Board of Directors wishes to exercise its right to nominate {a} director[s], it shall in the convening of a General Meeting to appoint {the director} [directors] state the person[s] so nominated {by the Board of Directors} for each such vacancy [by the Board of Directors].(1)

     Pursuant to Article 18, Paragraph 1, of the Company's Articles of Incorporation, any resolution to amend the Articles of Incorporation must receive a vote for the amendment by two-thirds of the votes cast at the general meeting at which at least one-half of the total number of outstanding class A common shares and class B subordinated shares are represented.

     The Board of Directors recommends a vote FOR Item 2.

ITEM 3.  ADOPTION OF ANNUAL ACCOUNTS

     The laws of the Netherlands Antilles and the Articles of Incorporation of the Company require that the Company's balance sheet and profit and loss accounts (collectively, the "Annual Accounts") be submitted to be determined, set, and adopted by the shareholders at the Meeting. A copy of the Annual Accounts is included in the Report which accompanies this Proxy Statement.

     An absolute majority of the votes cast is required in order for the Annual Accounts to be determined, set, and adopted for the financial year ended December 31, 2000.

     The Board of Directors recommends a vote FOR Item 3.

(1) Brackets ("[ ]") and braces ("{ }") in Article 10, 4. "Board of directors -- appointment", indicate strike through of text to be deleted and double underlining of text to be added, respectively, as outlined at the end of the first paragraph on this page.

ITEM 4.  APPROVAL, RATIFICATION, AND ADOPTION OF DISTRIBUTIONS

     According to the Company's Articles of Incorporation, the Company is required to distribute all of its Available Cash (as defined in the Articles of Incorporation) on a quarterly basis to its shareholders. The distribution of Available Cash can be in the form of a distribution from profit, as a dividend or interim-dividend, as the case may be, or from freely distributable reserves, including capital surplus reserves. Distributions per share during 2000 were paid to shareholders of the Company's class A common shares as follows: US$0.15 in February, US$0.15 in August, and US$0.15 in November. These distributions by the Company were made from earnings for the financial year ended December 31, 2000. No distributions were paid to the shareholders of the Company's class B subordinated shares.

     It is proposed that the shareholders approve and ratify and, in so far as necessary, adopt the distributions for the financial year ended December 31, 2000, in the amount of US$0.45 per share of the Company's class A common shares previously declared and paid.

     An absolute majority of the votes cast is required to approve and ratify and, in so far as necessary, adopt the aforementioned distributions.

     The Board of Directors recommends a vote FOR Item 4.

ITEM 5.  APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     It is proposed that the shareholders approve the appointment of the international accounting firm of Arthur Andersen LLP as the Company's independent accountants to audit the Company's annual financial statements, review the Company's quarterly financial statements, and perform other tasks consistent with such appointment until the next annual general meeting of shareholders. Arthur Andersen LLP has served as the Company's independent accountants since 1995. Representatives of Arthur Andersen LLP will not be present at the Meeting and will not have the opportunity to make a statement. In addition, these representatives will not be available at the Meeting to respond to questions.

     An absolute majority of the votes cast is required to approve the appointment by the Company, until the next annual general meeting of shareholders, of Arthur Andersen LLP as the Company's independent accountants.

     The Board of Directors recommends a vote FOR Item 5.

OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Meeting.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                             AND EXECUTIVE OFFICERS

     Our Board of Directors is divided into three classes. The directors serve six year terms which are staggered such that approximately one-third of the directors is appointed every two years. Our Board of Directors duly elects the executive officers to serve until their respective successors are elected and qualified. The Board of Directors met four times during 2000, and except for Mr. Voges and Dr. Spicehandler, each director attended all of the Board of Directors' meetings and all meetings of committees of the Board of Directors on which the director served during 2000. Mr. Voges and Dr. Spicehandler attended 75% of such meetings.

     The Compensation Committee of the Board of Directors is composed of John K. Castle, Chairman, Francis Jungers, and David B. Pittaway. The Compensation Committee, which met two times during 2000, administers and reviews our executive officer and employee compensation programs.

     During 2000, the Audit Committee of the Board of Directors was composed of Admiral James L. Holloway III, Chairman, David B. Pittaway, Justin B. Wender, and Jonathan R. Spicehandler, M.D. Mr. Wender resigned from the Audit Committee effective February 21, 2001. The Audit Committee formally met four times during 2000. The Audit Committee reviews the audit plan developed by the independent accountants in connection with their annual audit of the Company's financial statements, the results of audits performed by the Company's independent accountants, the independent accountants' charges to the Company, the operations of the Company's internal auditors, current accounting rules and changes thereto, and the Company's audited financial statements. The Audit Committee also recommends the selection of independent accountants to the Board of Directors each year, among other things.

     The Company does not have a nominating committee.

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of March 5, 2001:

                                                                                    TERM
                  NAME                    AGE               POSITION               EXPIRES
                  ----                    ---               --------               -------
James G. Cameron(1).....................  54    Director                            2005
John K. Castle(1)(2)....................  60    Director                            2005
Admiral James L Holloway, III(3)........  79    Director                            2003
Francis Jungers(2)......................  74    Director                            2003
David B. Pittaway(1)(2)(3)..............  49    Director                            2005
Jonathan R. Spicehandler, M.D.(3).......  52    Director and Nominee for Director   2001
Ernest "Jackie" Voges...................  69    Director and Nominee for Director   2001
Justin B. Wender........................  31    Director                            2003
Neill E. Andre de la Porte..............  39    Nominee for Director                 --
Thomas M. Thompson, Jr..................  56    Vice President                       --
Robert R. Russo.........................  45    Vice President                       --
James F. Brenner........................  42    Vice President and Treasurer         --
Jack R. Pine............................  61    Secretary                            --

---------------

(1) Member of Executive Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

     Pursuant to a shareholders agreement among all of the shareholders of Statia Terminals Holdings N.V., the Board of Directors of Statia Terminals Holdings N.V. determines how the class B subordinated shares and any class A common shares held by Statia Terminals Holdings N.V. are voted, including voting for directors of the Company. Under the agreement, these shares must be voted in favor of one nominee of the Company's executive officers, who must be one of the Company's employees. Castle Harlan Partners II L.P. and its affiliates control Statia Terminals Holdings N.V.

     The directors of Statia Terminals, Inc., an indirect subsidiary of the Company, are currently elected annually by its shareholder to serve during the ensuing year or until their successors are duly elected and qualified. The Board of Directors of Statia Terminals, Inc. duly elects the executive officers to serve until their respective successors are elected and qualified. The following table sets forth certain information with respect to certain directors and executive officers of Statia Terminals, Inc. as of March 5, 2001:

             NAME                AGE                           POSITION
             ----                ---                           --------
James G. Cameron...............  54    Director, Chairman of the Board, and President
Thomas M. Thompson, Jr.........  56    Director and Executive Vice President
Robert R. Russo................  45    Director and Senior Vice President
Jack R. Pine...................  61    Senior Vice President, General Counsel, and Secretary
John D. Franklin...............  44    Vice President -- Marine Fuel Marketing
James F. Brenner...............  42    Vice President -- Finance, Treasurer, and Assistant Secretary


     Neill E. Andre de la Porte. Mr. Andre de la Porte is the partner in charge of the New York, New York, office of the law firm of Smeets Thesseling van Bokhorst, Netherlands Antilles attorneys to the Company.

Mr. Andre de la Porte has been with the law firm of Smeets Thesseling van Bokhorst since 1995, and the firm has represented the Company or one or more of its subsidiaries for at least the last ten years. Effective as of March 15, 2001, Mr. Andre de la Porte will leave the law firm of Smeets Thesseling van Bokhorst and will join the Dutch law firm of Holland van Gijzen. Mr. Andre de la Porte is Chairman of the membership committee of the not-for-profit Netherlands-America Foundation (NAF). Mr. Andre de la Porte has agreed to be nominated for each of the two director positions due for appointment at the Meeting in order for the Company to satisfy the requirement to nominate two persons for each position. Mr. Andre de la Porte has signed a letter of resignation effective immediately after the Meeting resigning from any director position with the Company as to which he may be appointed.

     James F. Brenner. Mr. Brenner has been Vice President and Treasurer of the Company since December 23, 1996, and serves as our principal financial and accounting officer. Mr. Brenner joined Statia Terminals, Inc. in 1992, as Controller, and was appointed to his present position with Statia Terminals, Inc. in May 1996. Immediately prior to joining us, he served three years as Vice President, Finance and Chief Financial Officer of Margo Nursery Farms, Inc., a publicly traded agribusiness firm with European and Latin American operations. From 1986 to 1990, Mr. Brenner was Treasurer of Latin American Agribusiness Development Corp., a company providing debt and equity financing to agribusinesses throughout Latin America. From 1981 to 1986, Mr. Brenner held various positions with the international accounting firm of PricewaterhouseCoopers (formerly Price Waterhouse LLP).

     James G. Cameron. Mr. Cameron has been a director of the Company since February 6, 1997. Mr. Cameron has been with us since 1981. From 1981 to 1984, Mr. Cameron served as the Project Manager spearheading the design and construction of the St. Eustatius terminal facility. Mr. Cameron was promoted in 1984 to Executive Vice President of Statia Terminals, Inc. Since being named Chairman of the Board and President of Statia Terminals, Inc. in 1993, Mr. Cameron has served on the board of directors of Tankstore (a joint venture company of CBI Industries, GATX Corporation, and Paktank International B.V.). Mr. Cameron has also served on the board of directors of Petroterminal de Panama, where he represented CBI Industries' ownership in the pipeline traversing the isthmus of Panama. His prior experience in the petroleum industry dates back to 1969 when he joined Cities Service Company as a marine engineer. Mr. Cameron subsequently joined Pakhoed USA, Inc., where he served in a variety of positions including Project Engineer, Manager of Engineering & Construction, Maintenance Manager, and Terminal Manager, which included the management of Paktank's largest facility in Deer Park, Texas.

     John K. Castle. Mr. Castle has been a director of the Company since February 6, 1997. Mr. Castle is Chairman and Chief Executive Officer of Branford Castle, Inc., an investment company formed in 1986. Since 1987, Mr. Castle has been Chairman of Castle Harlan, Inc., a private merchant bank in New York City. Mr. Castle is Chief Executive Officer of Castle Harlan Partners II, G.P. Inc., the general partner of the general partner of Castle Harlan Partners II L.P., which is our controlling shareholder. Immediately prior to forming Branford Castle, Inc. in 1986, Mr. Castle was President and Chief Executive Officer and a director of Donaldson Lufkin & Jenrette, Inc., which he joined in 1965. Mr. Castle is a director of Sealed Air Corporation, Morton's Restaurant Group, Inc., Commemorative Brands, Inc. and Universal Compression, Inc. He is a member of The New York Presbyterian Hospital's Board of Trustees, a member of the board of the Whitehead Institute for Biomedical Research and is a member of the Corporation of the Massachusetts Institute of Technology.

     John D. Franklin. Mr. Franklin joined Statia Terminals, Inc. in March 1992 as Manager, Marine Sales and became the Vice President-Marine Fuel Sales in 1996 and Vice President-Marine Fuel Marketing in March 2000. Since 1998, he has served as a director of Petroterminal de Panama which owns and operates electrical generating facilities, a cargo port, and two marine petroleum terminals and an associated pipeline traversing the isthmus of Panama. Immediately prior to joining us, he was employed for 14 years with The Coastal Corporation, and its former subsidiary, Belcher Oil Co. Inc. His duties with Coastal included management of the company's marine sales division; Manager, National Accounts; and Terminal Manager at Coastal's New Orleans facility. He has extensive experience in marketing, terminal operations, and technical sales support.

     Admiral James L. Holloway III, U.S.N. (Ret.). Admiral Holloway has been a director of the Company since April 29, 1997. Admiral Holloway is a retired Naval Officer who served as Chief of Naval Operations and a member of the Joint Chiefs of Staff from 1974 to 1978. After his retirement, from 1981 to 1989 he was President of the Council of American Flag Ship Operators, a national trade association representing the owners and operators of U.S. flag vessels in foreign trade. From 1985 to 1989 he was a member of the President's Blue Ribbon Commission on Merchant Marine and Defense and the Commission for a Long-Term Integrated Defense Strategy. In 1986, Admiral Holloway was appointed Special Envoy of the Vice President to the Middle East and from 1990 to 1992 he served in a presidential appointment as U.S. Representative to the South Pacific Commission. Admiral Holloway is currently Chairman of the Naval Historical Foundation, Chairman emeritus of the Naval Academy Foundation, and Chairman emeritus of the Board of Trustees of Saint James School.

     Francis Jungers. Mr. Jungers has been a director of the Company since April 29, 1997. Mr. Jungers is a private investor and business consultant in Portland, Oregon. Mr. Jungers has been a consultant since January 1, 1978. From 1973 to 1978, he was Chairman and Chief Executive Officer of Arabian American Oil Company which is the largest producer of crude and liquefied gas in the world and holds the concession for all of Saudi Arabia's oil production. Mr. Jungers is a director of Thermo Electron Corporation, The AES Corporation, and ESCO Corporation. Mr. Jungers is Chairman of the Advisory Board of Common Sense Partners, L.P., a hedge fund. Mr. Jungers is a member of the Visiting Committee, The University of Washington. Mr. Jungers is Advisory Trustee of the Board of Trustees, The American University in Cairo, Trustee of the Oregon Health Sciences University Foundation, and a director of Goodwill Industries of the Columbia Willamette.

     Jack R. Pine. Mr. Pine has been the Company's Secretary since December 23, 1996. Mr. Pine has been involved with our legal affairs since 1978 and was formally transferred to Statia Terminals, Inc. from CBI Industries in May 1996 as Senior Vice President, General Counsel, and Secretary. Since 1996, Mr. Pine has served as a director of Petroterminal de Panama which owns and operates electrical generating facilities, a cargo port, and two marine petroleum terminals and an associated pipeline traversing the isthmus of Panama. He has over 30 years of combined experience with Liquid Carbonic Industries Corporation, CBI Industries, and us. Mr. Pine joined the legal staff of CBI Industries in 1974 as Assistant Counsel and was appointed Associate General Counsel in 1984. Prior to joining CBI Industries, Mr. Pine practiced law in the private sector.

     David B. Pittaway. Mr. Pittaway has been a director of the Company since September 3, 1996. Mr. Pittaway is Senior Managing Director and has been Vice President and Secretary of Castle Harlan, Inc., a private merchant bank in New York City, since February 1987. Mr. Pittaway is an executive officer of Castle Harlan Partners II, G.P. Inc., the general partner of the general partner of Castle Harlan Partners II L.P., our controlling shareholder. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President and Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company where he is now a director and Vice Chairman. Mr. Pittaway is also a director of Morton's Restaurant Group, Inc., Charlie Brown's Holdings, Inc., Equipment Support Services, Inc., and Commemorative Brands, Inc.

     Robert R. Russo. Mr. Russo has been a Vice President of the Company since December 23, 1996. Mr. Russo joined Statia Terminals, Inc. in 1990 as Manager, Sales, and was promoted to his present position as Senior Vice President with Statia Terminals, Inc. in May 1996. His prior experience in the petroleum industry dates back to 1979 when he joined Belcher Oil Co. Inc., a subsidiary of The Coastal Corporation. Mr. Russo was Coastal's Vice President, Heavy Products Trading, from 1987 until his departure to join us in 1990.

     Jonathan R. Spicehandler, M.D. Dr. Spicehandler has been a director of the Company since April 29, 1997. Since 1993, Dr. Spicehandler has been President of Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation, a research based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide. Dr. Spicehandler is a diplomat of the American Board of Internal Medicine. He was also elected to the Alpha

Omega Alpha Honor Society. He serves as president emeritus, board of managers, of the New Jersey division of Cancer Care, Inc. Dr. Spicehandler is a member of the boards of trustees of the Kessler Institute for Rehabilitation, Inc., Montclair State University, and the Liberty Science Center. He also serves on the board of directors of the National Foundation of Infectious Diseases. Dr. Spicehandler is a member of the board of associates of the Whitehead Institute for Biomedical Research.

     Thomas M. Thompson, Jr. Mr. Thompson has been a Vice President of the Company since December 23, 1996. Mr. Thompson has been with us since 1985 when he joined Statia Terminals, Inc. as Vice President, Sales & Marketing. He has also held the position of Senior Vice President, with full responsibility for our former Houston, Texas, sales and operations and President of JASTATIA, Inc., a marine vessel operating joint venture between Jahre Ship Services A/S and us. Mr. Thompson became Executive Vice President of Statia Terminals, Inc. in May 1996. His prior experience in the petroleum and chemical industry dates back to 1968 when he joined GATX Corporation as a sales representative. He subsequently worked as both a sales manager and General Manager with Pakhoed USA, Inc.

     Ernest "Jackie" Voges. Mr. Voges has been a director of the Company since February 2, 1998. From 1982 to 1996, Mr. Voges was General Managing Director of the Curacao Ports Authority. From 1977 to 1982, Mr. Voges held various positions including Dean of the Law School of the University of the Netherlands Antilles, permanent lecturer for the history of law and a member of the International Advisory Council of Florida International University. From 1973 to 1977, he served in various positions within the government for Land Territory of the Netherlands Antilles including Vice Prime Minister, Minister of Justice, and Minister of Transport and Communications. From 1967 to 1969, Mr. Voges served as Minister of Public Health. From 1959 to 1967, he was a member of the Island Council of the Island Territory of Curacao and from 1966 to 1967 he was Commissioner of the Island Territory of Curacao. Mr. Voges is Managing Director of Leeward News Holding N.V., Chairman of the Foundation Stichting Monumentenzorg Curacao, and Supervisory Director of Stadsherstel Corporation N.V. He is also Chairman of the Foundation Stichting JEKA, Supervisory Director of Smit International Corporation N.V., and Managing Director of Voges Inc., N.V. In 1979, Mr. Voges was Knighted in the Order of the Dutch Lion.

     Justin B. Wender. Mr. Wender has been a director of the Company since September 3, 1996. Since 1993, he has been employed by Castle Harlan, Inc. He currently serves as Managing Director. From 1991 to 1993, Mr. Wender worked in the Investment Banking Group of Merrill Lynch & Co. He is a board member of Charlie Brown's Holdings, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, officers, and persons who own more than 10% of any registered class of the Company's securities (the "10% Shareholders") to file reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) with the United States Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. The directors, officers, and 10% Shareholders are also required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on its review of the copies of such forms furnished to the Company and written representations from the directors, officers, and 10% Shareholders, the Company believes that during the financial year ended December 31, 2000, its directors, officers, and 10% Shareholders complied with all Section 16(a) filing requirements applicable to them, except Statia Terminals Holdings N.V. which was 377 days late in filing one Form 3 with respect to two transactions in the Company's class B subordinated shares and class C shares.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid or accrued for the three years ended December 31, 2000, for Mr. Cameron and each of our five other most highly compensated executive officers (the "named executive officers").

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                    ------------
                                                  ANNUAL COMPENSATION                  SHARES
                                       ------------------------------------------    UNDERLYING
                                                     BONUS        OTHER ANNUAL      OPTIONS/SARS       ALL OTHER
NAME AND PRINCIPAL POSITION(1)  YEAR   SALARY($)     ($)(2)    COMPENSATION($)(3)      (#)(4)      COMPENSATION($)(5)
------------------------------  ----   ----------   --------   ------------------   ------------   ------------------
James G. Cameron............    2000    $299,616    $227,077             --            39,000           $69,419
                                1999     292,596     187,514        576,959                --            69,476
                                1998     275,482     211,875             --               615            69,525

Thomas M. Thompson, Jr......    2000     260,270     191,754             --            33,000            17,798
                                1999     253,269     158,417        449,857                --            16,696
                                1998     241,549     173,750             --               490            16,677

Robert R. Russo.............    2000     239,615     181,662             --            32,000            15,642
                                1999     228,846     148,718        395,589                --            14,897
                                1998     199,232     145,000             --               425            13,816

Jack R. Pine................    2000     164,808     100,923             --            13,000            12,377
                                1999     163,010      77,592        196,604                --            12,098
                                1998     161,929      97,500             --               185            11,410

John D. Franklin............    2000     156,731     100,923             --            13,000            11,658
                                1999     149,616      77,592        173,278                --            11,162
                                1998     139,616      97,500             --               185            10,784

James F. Brenner............    2000     156,731     100,923             --            13,000            12,000
                                1999     154,731      77,592        154,713                --            11,462
                                1998     130,289      91,250         57,587               175            10,941

---------------

(1) James G. Cameron: Director of the Company and Director, Chairman of the Board, and President of Statia Terminals, Inc.; Thomas M. Thompson, Jr.:
    Vice President of the Company and Director and Executive Vice President of Statia Terminals, Inc.; Robert R. Russo: Vice President of the Company and Director and Senior Vice President of Statia Terminals, Inc.; Jack R. Pine:
    Secretary of the Company and Senior Vice President, General Counsel, and Secretary of Statia Terminals, Inc.; John D. Franklin: Vice
    President -- Marine Fuel Marketing of Statia Terminals, Inc.; and James F.
    Brenner: Vice President and Treasurer of the Company and Vice
    President -- Finance, Treasurer, and Assistant Secretary of Statia Terminals, Inc.

(2) The compensation reported represents an annual cash incentive bonus based on the Company attaining certain levels of earnings before interest expense, taxes, depreciation, and amortization. This program is discussed further in the "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" section below. The 1999 and 2000 amounts were paid in early 2000 and 2001, respectively. The 1998 amounts were paid in late 1998.

(3) The compensation reported for 1999 represents a bonus of $1,947,000, in aggregate, paid to the named executive officers. The purpose of this special management bonus was to partially reimburse these individuals with respect to adverse tax consequences that resulted from our initial public offering of equity and other past compensation arrangements. The compensation reported for 1998 represents $35,923 of relocation expenses and $21,664 of related tax reimbursements paid to Mr. Brenner.

(4) Options were granted on May 2, 2000, and are discussed further under "Option Grants During the Year Ended December 31, 2000" below.

    1998 grants were for options to purchase the Company's common stock awarded under the 1997 Stock Option Plan. The fair value at the date of grant, December 3, 1998, was determined by the Company's Compensation Committee to be $0.10 per share. The award agreements specified that if a liquidation event occurred (as defined in the award agreements), the option would become fully exercisable. Our initial public offering of equity, which was completed on April 28, 1999, qualified as a liquidation event under the award agreements. Each outstanding option on April 28, 1999, was exercised and converted to approximately 80.6469 class B subordinated shares and approximately 0.806469 class C shares. The holders then transferred all of the class B subordinated shares and class C shares to Statia Terminals Holdings N.V. in exchange for common shares of Statia Terminals Holdings N.V. Statia Terminals Holdings N.V. now owns all of the outstanding class B subordinated shares and class C shares. These transactions are further discussed in our Registration Statement on Form S-1 (File No. 333-72317) related to our initial public offering of equity.

(5) The compensation reported for 2000 represents: (a) the dollar value of split dollar life insurance benefits paid by us, (b) matching and discretionary contributions made to our 401(k) plan, and (c) the cost of life insurance in excess of limits prescribed by the Internal Revenue Code. These benefits, expressed in the same order as listed in the preceding sentence, amounted to $50,789, $17,250, and $1,380 for Mr. Cameron; $0, $15,450, and $2,348 for
    Mr. Thompson; $0, $14,850, and $792 for Mr. Russo; $0, $11,530, and $847 for
    Mr. Pine; $0, $11,530, and $128 for Mr. Franklin; and $0, $11,530, and $470
    for Mr. Brenner.

    We are committed to pay the premiums of a split dollar life insurance policy for Mr. Cameron until the earlier of Mr. Cameron reaching age 65 or the termination of Mr. Cameron's employment at which time either Mr. Cameron or his designated beneficiaries will receive the cash surrender value of the policy. Assuming premium payments are made until age 65, the full cost to us of remaining payments as of December 31, 2000, is $558,679.

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 2000

     The following tables summarize option grants to the named executive officers during the calendar year 2000 and January 2001 pursuant to the Statia Terminals Group N.V. 1999 Share Option Plan. We have never granted stock appreciation rights.

                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------   POTENTIAL REALIZABLE VALUE
                              NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES
                               SHARES        OPTIONS                                 OF STOCK APPRECIATION
                             UNDERLYING     GRANTED TO   EXERCISE                       FOR OPTION TERM
                               OPTIONS      EMPLOYEES     PRICE     EXPIRATION    ---------------------------
           NAME             GRANTED(1)(2)    IN 2000      ($/SH)       DATE            5%            10%
           ----             -------------   ----------   --------   -----------   ------------   ------------
James G. Cameron..........     39,000          17.1%      $5.59     May 2, 2010   $137,105.32    $347,451.79
Thomas M. Thompson, Jr....     33,000          14.5%       5.59     May 2, 2010    116,012.19     293,997.67
Robert R. Russo...........     32,000          14.0%       5.59     May 2, 2010    112,496.67     285,088.65
Jack R. Pine..............     13,000           5.7%       5.59     May 2, 2010     45,701.77     115,817.26
John D. Franklin..........     13,000           5.7%       5.59     May 2, 2010     45,701.77     115,817.26
James F. Brenner..........     13,000           5.7%       5.59     May 2, 2010     45,701.77     115,817.26

---------------

(1) On May 2, 2000, we granted options on 220,000 of the Company's class A common shares to employees. The exercise price was determined to be fair market value on May 2, 2000, and was calculated as the average of the closing bid and ask prices of our class A common shares, as reported on the Nasdaq National Market System, on that date. Each option allows the holder to purchase the specified number of our class A common shares at the exercise price.

    The options expire after ten years and may be exercised on or after May 2, 2009; provided, however, that the option exercise date will be accelerated upon the conversion of our class B subordinated shares into class A common shares in accordance with our Articles of Incorporation. The percentage of the class A common shares for which options will become exercisable upon any such conversion equals the number of class B subordinated shares converted pursuant to such conversion divided by 3,800,000. Immediately prior to any change in control, as defined in our Articles of Incorporation, the unexercised portions of the options become exercisable. Under certain specified circumstances, which include the holder's death or disability, termination without substantial cause and normal retirement, the unexercised portions of the options may also become exercisable by the holder or his or her beneficiary or heir, but only for certain specified periods after the occurrence of such an event.

(2) On January 24, 2001, we granted options on 227,500 of the Company's class A common shares to employees pursuant to the Company's 1999 Share Option Plan at an exercise price of $8.094 per share. The options expire after ten years and may be exercised on or after January 24, 2010; provided, however, that the exercise date may be accelerated upon the same terms as explained in note (1) above. The named executive officers received the following options:

                                                             NUMBER
                            NAME                           OF OPTIONS
                            ----                          ------------
    James G. Cameron....................................     38,000
    Thomas M. Thompson, Jr..............................     32,000
    Robert R. Russo.....................................     31,000
    Jack R. Pine........................................     13,000
    John D. Franklin....................................     13,000
    James F. Brenner....................................     13,000

                    AGGREGATED OPTION EXERCISES IN LAST YEAR
                           AND YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                    SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   ACQUIRED                   DECEMBER 31, 2000             DECEMBER 31, 2000
                                      ON       VALUE     ---------------------------   ---------------------------
              NAME                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                 --------   --------   -----------   -------------   -----------   -------------
James G. Cameron.................     0          0            0           39,000            0         $54,990.00
Thomas M. Thompson, Jr...........     0          0            0           33,000            0          46,530.00
Robert R. Russo..................     0          0            0           32,000            0          45,120.00
Jack R. Pine.....................     0          0            0           13,000            0          18,330.00
John D. Franklin.................     0          0            0           13,000            0          18,330.00
James F. Brenner.................     0          0            0           13,000            0          18,330.00

                           COMPENSATION OF DIRECTORS

     We pay four of our directors, Admiral James L. Holloway III, Francis Jungers, Jonathan R. Spicehandler, M.D., and Ernest Voges, $1,000 plus reimbursement of out-of-pocket expenses, per Board of Directors meeting attended. The aforementioned directors were each granted 2,000 stock options on May 2, 2000, and 2,000 stock options on January 24, 2001, pursuant to the Company's 1999 Share Option Plan. All of the options expire after ten years. The options granted in 2000 are exercisable on or after May 2, 2009, at an exercise price of $5.59 per share and the options granted in 2001 are exercisable on or after January 24, 2010, at an exercise price of $8.094 per share; provided, however, that in both cases the exercise date may be accelerated upon the same terms as explained in note (1) to the table in the "Option Grants During the Year Ended December 31, 2000" section above.

     Each of the foregoing directors has entered into consulting agreements with Statia Terminals International N.V., a subsidiary of the Company, for advisory and consulting services related to investment and strategic planning, financial, and other matters. In consideration of services provided to Statia Terminals

International N.V., each consultant receives a consulting fee of $6,250 per quarter, plus reimbursement of out-of-pocket expenses.

     On July 1, 2000, a subsidiary of the Company entered into a one-year consulting agreement with Voges Inc., N.V., a company owned 100% by our director Ernest Voges. The consulting agreement requires Voges Inc., N.V. to provide certain consulting and negotiation services related to our business interests in the Netherlands Antilles in exchange for a monthly fee of $6,000, plus reimbursement of out-of-pocket expenses. For the year ended December 31, 2000, Voges Inc., N.V. was paid $0 for consulting services and expenses pursuant to this agreement. Upon 90 days written notice, either party may terminate the consulting agreement at any time during its term.

                             EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with James G. Cameron, Thomas M. Thompson, Jr., Robert R. Russo, Jack R. Pine, John D. Franklin, and James F. Brenner. These agreements provide for an annual base salary which is subject to review at least annually by the Board of Directors or a committee thereof, increasing at least at the growth rate of the consumer price index. The respective annual base salaries in effect for 2001 are $310,000 for Mr. Cameron, $265,000 for Mr. Thompson, $250,000 for Mr. Russo, $175,000 for Mr. Pine, $165,000 for Mr. Franklin, and $165,000 for Mr. Brenner. These agreements also provide for an annual cash incentive bonus to be awarded based on the difference between a target earnings before interest expense, taxes, depreciation, and amortization ("EBITDA") and actual EBITDA. The employment agreements continue to March 31, 2003, and are automatically extended for an additional year on March 31 of every year (i.e., on March 31, 2001, the agreements extend to March 31, 2004) unless either party gives notice of non-renewal. No such notices have been given. Additional benefits include participation in an executive life insurance plan for Mr. Cameron. In the event that we terminate any of these employment agreements without substantial cause or the employee terminates for good reason, as these terms are defined in each of the employment agreements, the employee shall be entitled to his current medical and dental benefits and his current compensation. These entitlements will last to the later of twelve months or the remaining portion of the term of the relevant employment agreement. These entitlements will be payable in monthly installments for such period with the addition of a pro rated portion of the employee's bonus compensation for the year of termination. The bonus is only payable as and when ordinarily determined for such year.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Compensation Committee is comprised of three members: John K. Castle, David B. Pittaway, and Francis Jungers. Messrs. Castle, Pittaway, and Jungers are not, nor have they ever been, officers or employees of the Company or any of its subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered and reviewed by the Compensation Committee.

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     Our compensation philosophy and program objectives are guided by two primary objectives. First, the program is intended to provide competitive levels of compensation, at expected levels of performance, in order to attract, motivate, and retain talented executives. Second, the program is intended to create an alignment of interests between our executives and shareholders such that a significant portion of each executive's compensation is directly linked to maximizing shareholder value.

     In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to our short-term and long-term success. As such, we attempt to provide both short-term and long-term incentive pay that varies based on corporate and individual performance.

     To accomplish these objectives, the Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives, and long-term incentives. Certain other executive benefits are also provided. The following sections describe our program by element of compensation and discuss how each component relates to our overall compensation philosophy.

     In reviewing this information, reference is often made to the use of competitive market data as criteria for establishing targeted compensation levels. Several market data sources are used by us, including gas and oil industry norms for selected publicly traded peer companies, as reflected in these companies' proxy statements. In addition, we use published survey data and data obtained from independent consultants that are for general industry companies similar to us in size. However, there is no effort to assess how our executive pay levels compare to the levels of pay provided by the other companies used in our performance graph since these companies vary significantly in size and scope of operations.

BASE SALARY

     Our base salary philosophy is to provide base pay levels that are competitive in the oil and gas industry and local geographic areas where we operate. We periodically review our executive pay levels to assure consistency with the external market. We believe it is crucial to provide strongly competitive salaries over time in order to attract and retain executives who are highly talented and capable of creating added shareholder value.

     Annual salary adjustments for our executive officers are based on several factors including: changes in the U.S. Department of Labor Consumer Price Index for All Urban Consumers, general levels of market salary increases, individual performance, competitive base salary levels, and our overall financial results. We review performance qualitatively considering total shareholder returns, the level of earnings, return on equity, return on total capital, and individual performance. These criteria are assessed qualitatively and are not weighted. All base salary increases are based on a philosophy of pay-for-performance and perceptions of an individual's long-term value to us. As a result, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries.

ANNUAL INCENTIVES

     Each of our executive officers has an employment agreement that specifies he be paid an annual cash incentive bonus based on our attaining certain levels of EBITDA as compared to an annual goal set by our Board of Directors and the president of Statia Terminals, Inc. Under this bonus program, target award opportunities vary by individual position and are typically expressed as a percent of base salary. In addition, the president of Statia Terminals, Inc. and the Compensation Committee may award discretionary bonuses for meeting specific objectives and outstanding performance. Our annual incentives are intended to:
(1) reward key employees based on company performance, (2) motivate key employees, and (3) provide competitive cash compensation opportunities to plan participants.

LONG-TERM INCENTIVES

     The long-term incentives component of our program is designed to focus executive efforts on our long-term goals and to maximize total return to shareholders. While the Compensation Committee is allowed to use a variety of long-term incentive devices, in recent years they have relied primarily on stock option awards to provide long-term incentive opportunities.

     Stock options align the interests of employees and shareholders by providing value to the executive through stock price appreciation only. The Compensation Committee believes stock options are an important part of our total executive pay program, since the executives only receive income from the options if our share price rises. Pursuant to the Company's 1999 Share Option Plan and the share option award agreements underlying the grant of any share options, all share options become exercisable on the ninth anniversary of the grant date and have a ten year term before expiration; provided, however, that the option exercise date may be accelerated upon the same terms as explained in note (1) to the table in the "Option Grants During the Year Ended December 31, 2000" section above.

     The number of shares actually granted to a particular participant is based on our financial success, our future business plans, and the individual's position and level of responsibility. All of these factors are assessed subjectively and are not weighted.

2000 COMPENSATION FOR MR. CAMERON

     As previously described, the Compensation Committee considers several factors in developing an executive's compensation package. For Mr. Cameron, these factors include competitive market practices consistent with the philosophy described for other executives, experience, achievement of strategic goals, and our financial success considering the factors outlined under the annual incentives component of our program described above.

     Mr. Cameron's salary for 2000 was increased primarily as a result of competitive market factors. Mr. Cameron's bonus for 2000 was $227,077, payable in 2001. This award was slightly above targeted levels since our aggregate performance on the measures described in the annual incentives section of this report was above our targets. In May 2000 and January 2001, we granted Mr. Cameron options to purchase 39,000 and 38,000 class A common shares, respectively, the details of which are set forth under the "Option Grants During the Year Ended December 31, 2000" section above. As detailed in note 5 of the Summary Compensation Table above, Mr. Cameron received $69,419 of other compensation in 2000.

                                          Compensation Committee:
                                               John K. Castle, Chairman
                                               Francis Jungers
                                               David B. Pittaway

                               PERFORMANCE GRAPH

     The SEC requires that we present a line graph comparing cumulative returns, from April 28, 1999, (the date our initial public offering of equity closed) through December 31, 2000, on an indexed basis with the Nasdaq US & Foreign Stock Index (or another broad-based index) and either a nationally-recognized industry standard or a group of peer companies selected by us. We have selected, for purposes of this performance comparison, four public companies believed to offer services or products similar to those offered by us, and the provision of which products or services represents a significant portion of their respective businesses. A list of these companies follows the graph below. The graph assumes that $100 was invested on April 28, 1999, in each of our class A common shares, the Nasdaq US & Foreign Stock Index, and the self-constructed peer group (weighted on the basis of capitalization), and that all dividends were reinvested.

                                                                             THE NASDAQ US & FOREIGN
                                                       THE COMPANY                 STOCK INDEX               THE PEER GROUP
                                                       -----------           -----------------------         --------------
4/28/99                                                $ 100.00                    $ 100.00                    $ 100.00
6/30/99                                                   87.02                      106.03                       97.84
9/30/99                                                   70.30                      108.38                       99.66
12/31/99                                                  32.20                      158.70                       74.30
3/31/00                                                   43.63                      176.08                       76.52
6/30/00                                                   39.42                      152.61                       84.92
9/30/00                                                   44.64                      140.93                       92.11
12/31/00                                                  44.75                       94.49                       96.53

     Our self-constructed peer group consists of the following companies: Kaneb Pipeline Partners L.P., TransMontaigne, Inc., El Paso Energy Partners L.P., and Plains All American Pipeline L.P. Cumulative total shareholder return for each investment may be calculated from the values presented in the table above.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of March 5, 2001, the ownership of the issued and outstanding class A common shares, class B subordinated shares, and class C shares by: (1) each person known by us to be a beneficial owner of more than 5% of any class of our voting securities, (2) each of our directors and named executive officers, and (3) all of our directors and named executive officers as a group. The address of each owner is our principal office unless otherwise indicated.

                                                CLASS A                  CLASS B
                                             COMMON SHARES       SUBORDINATED SHARES(1)       CLASS C SHARES(1)
                                          --------------------   -----------------------   -----------------------
                                           # OF    PERCENT OF      # OF      PERCENT OF      # OF      PERCENT OF
NAME & ADDRESS OF BENEFICIAL OWNER(2)(3)  SHARES   OUTSTANDING    SHARES     OUTSTANDING    SHARES     OUTSTANDING
----------------------------------------  ------   -----------   ---------   -----------   ---------   -----------
James G. Cameron....................          --         --        195,488        5.1       1,954.88        5.1
Thomas M. Thompson, Jr. ............         110          *        152,424        4.0       1,542.24        4.0
Robert R. Russo.....................          --         --        134,035        3.5       1,340.35        3.5
Jack R. Pine........................          --         --         66,615        1.8         666.15        1.8
John D. Franklin....................          --         --         58,711        1.5         587.11        1.5
James F. Brenner....................          --         --         52,420        1.4         524.20        1.4
John K. Castle(4)...................          --         --      3,800,000      100.0      38,000         100.0
  c/o Castle Harlan, Inc.
  150 East 58th Street
  New York, NY 10155
David B. Pittaway...................          --         --         16,129          *         161.29          *
Justin B. Wender....................          --         --            806          *           8.06          *
James L. Holloway III...............          --         --         12,097          *         120.97          *
Francis Jungers.....................      21,050          *         16,129          *         161.29          *
Jonathan R. Spicehandler............          --         --         16,129          *         161.29          *
Ernest Voges........................          --         --          8,065          *          80.65          *
All directors and executive officers
  as a group (13 in number).........      21,160          *      3,800,000      100.0      38,000         100.0
Castle Harlan Partners II L.P.,
  affiliates and Castle Harlan
  employees(4)......................          --         --      3,800,000      100.0      38,000         100.0
  c/o Castle Harlan, Inc.
  150 East 58th Street
  New York, NY 10155
Statia Terminals Holdings N.V. .....          --         --      3,800,000      100.0      38,000         100.0

---------------

 *  Beneficially owns less than one percent of such class of shares.

(1) Share amounts for directors and named executive officers and all directors and officers as a group are beneficially held as shareholders of Statia Terminals Holdings N.V., which holds 3,800,000 class B subordinated shares and 38,000 class C shares.

(2) Share amounts for directors and named executive officers and all directors and officers as a group include shares held by immediate family members.

(3) The following is a list of directors and officers of the Company and Statia Terminals, Inc. Mr. Cameron is a director of the Company and a director, Chairman of the Board, and President of Statia Terminals, Inc. Mr. Thompson is the Vice President of the Company and a director and Executive Vice President of Statia Terminals, Inc. Mr. Russo is the Vice President of the Company and a director and Senior Vice President of Statia Terminals, Inc. Mr. Pine is the Secretary of the Company and Senior Vice President, General Counsel, and Secretary of Statia Terminals, Inc. Mr. Franklin is the Vice President -- Marine Fuel Marketing of Statia Terminals, Inc. Mr. Brenner is the Vice President and Treasurer of the Company and the Vice
    President -- Finance, Treasurer, and Assistant Secretary of Statia Terminals, Inc.

    Messrs. Castle, Pittaway, Wender, Holloway, Jungers, Spicehandler, and Voges are each directors of the Company.

(4) Castle Harlan Partners II L.P. and certain of its affiliates own a majority of the voting securities of Statia Terminals Holdings N.V. Mr. Castle is the controlling stockholder of the general partner of the general partner of Castle Harlan Partners II L.P. Mr. Castle may, therefore, be deemed to be the beneficial owner of shares beneficially owned by Castle Harlan Partners II L.P. or its affiliates and Castle Harlan employees. Mr. Castle disclaims beneficial ownership of the shares owned by Castle Harlan Partners II L.P., its affiliates and Castle Harlan employees other than such shares that represent his pro rata partnership interests in Castle Harlan Partners II L.P. and its affiliates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

MANAGEMENT AGREEMENT

     As part of the acquisition of the Company in 1996 by Castle Harlan Partners II L.P., the Company entered into a management agreement with Castle Harlan, Inc. providing for the payment to Castle Harlan, Inc., subject to certain conditions, of an annual management fee of $1.35 million, plus expenses, for advisory and strategic planning services in relation to the day-to-day affairs of the Company. Such services were performed at the discretion of Castle Harlan, Inc. This management agreement was amended and restated at the closing of our initial public offering of equity on April 28, 1999, to eliminate the $1.35 million management fee and require that any such services be provided only at the request of the Company. The Company has not requested any such services subsequent to April 28, 1999, nor has Castle Harlan, Inc. provided any such services. Accordingly, no management fee expense has been recorded subsequent to April 28, 1999. The amended and restated management agreement continues to provide for reimbursement of ordinary and necessary expenses and a continuing indemnity for the period up to the termination date of November 27, 2006, and any extension thereto. During 2000, the Company paid Castle Harlan, Inc. approximately $115,000 in reimbursable expenses pursuant to the agreement.

BOARD OF DIRECTORS

     Some employees of Castle Harlan, Inc. and a member of our management are members of the Board of Directors of the Company. Some of the actions taken by the Board of Directors may affect the amount of cash available for distribution to holders of class A common shares and class B subordinated shares or accelerate the conversion of class B subordinated shares. Decisions of the Board of Directors with respect to the amount and timing of asset purchases and sales, cash expenditures, borrowings, and issuances of additional class A common shares and the creation, reduction, cancellation, or increase of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash (as defined in our Articles of Incorporation) from our operating surplus to meet the Target Quarterly Distribution (as defined in our Articles of Incorporation) and additional distribution levels on all shares in a given quarter or in subsequent quarters.

LOANS TO MANAGEMENT

     On November 27, 1996, Messrs. Cameron, Thompson, Russo, Pine, Franklin, Brenner, and certain other of our officers and managers were granted loans by the Company to purchase shares of its common stock and Series E preferred stock. The loans totaled $1.5 million and were secured by pledges of such stock. The loans bore interest at 6.49% annually and were due on the earlier of: (1) November 26, 2003, (2) the sale of the pledged stock, or (3) a "change in control," as defined in the loan agreement. In April 1999, and in conjunction with our initial public offering of equity, these loans were replaced with new loans aggregating $1.5 million and bearing interest at 5.17%. The maturity of the new loans is the earlier of: (1) April 28, 2009, or (2) the sale of the pledged stock.

PURCHASE OF CLASS A COMMON SHARES FROM STATIA TERMINALS CAYMAN, INC.

     During March and June 2000, Statia Terminals Cayman, Inc. purchased 61,000 shares of the Company's class A common shares on the open market. On January 8, 2001, the Company purchased the 61,000 class A common shares from Statia Terminals Cayman, Inc. at fair value of $480,375 as part of the Company's continuing stock purchase program.

     As previously mentioned, Statia Terminals Holdings N.V., a non-public company, owns 100% of the Company's 3.8 million outstanding class B subordinated shares. The shareholders of Statia Terminals Cayman, Inc. are the same, and in the same proportions, as the shareholders of Statia Terminals Holdings N.V. set forth in the table under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" above.

                            INDEPENDENT ACCOUNTANTS

     The Company has recommended, and requested the shareholders to approve, the appointment of Arthur Andersen LLP as the Company's independent accountants to audit the Company's financial statements, review the Company's quarterly financial statements, and perform other tasks consistent with such appointment until the next annual general meeting of shareholders. Representatives of Arthur Andersen LLP will not be present at the Meeting and will not have the opportunity to make a statement. In addition, these representatives will not be available at the Meeting to respond to questions.

AUDIT FEES

     Arthur Andersen LLP billed the Company $183,500 for professional services rendered for the audit of the Company's consolidated financial statements for the year ended December 31, 2000, and the reviews of the consolidated financial statements included in the Company's Forms 10-Q for 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     None.

ALL OTHER FEES

     In addition to performing the audit and reviews of the Company's consolidated financial statements, Arthur Andersen LLP provided various other services, primarily consisting of tax planning and compliance, and evaluating the effects of various accounting issues and changes in accounting standards. The aggregate fees billed for services other than the services covered in "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $203,634 for the year ended December 31, 2000.

     The Audit Committee, at its meeting on January 24, 2001, determined that the provision of the services covered under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above is compatible with maintaining Arthur Andersen LLP's independence.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is comprised of three members: Admiral Holloway, Mr. Pittaway, and Dr. Spicehandler. Admiral Holloway and Dr. Spicehandler are independent directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers ("NASD") listing standards, while Mr. Pittaway may not be as a result of his employment by Castle Harlan, Inc. However, the Board of Directors has determined in accordance with NASD Rule 4350(d)(2)(B) that the appointment of Mr. Pittaway to the Audit Committee is appropriate due to his extensive financial and accounting experience and knowledge of audit and financial issues.

     During 2000, the Audit Committee met regularly with Arthur Andersen LLP, the Company's independent accountants retained to perform the annual audit and quarterly review of the financial statements, and

Deloitte and Touche, retained to perform the internal audit function for the Company, and senior management.

     With regard to financial matters of the Company as of and for the year ended December 31, 2000:

          (1) The Audit Committee and/or appropriate Audit Committee members designated by the Audit Committee have reviewed and discussed the audited financial statements with management and the independent accountants, including the quality of the earnings presented in the financial statements;

          (2) The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU sec. 380);

          (3) The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants the independent accountant's independence; and

          (4) Based on the review and discussions referred to in paragraphs (1) to (3) above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2000, be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

     In addition, at its meeting held on April 18, 2000, the Audit Committee, with the consent of the Board of Directors, adopted a charter to govern the general direction of the Audit Committee. The Charter was further reviewed and confirmed at the Audit Committee meeting held in January 2001. The current Charter of the Audit Committee is attached hereto as Appendix A and incorporated herein by this reference. The Audit Committee believes it has generally complied with the provisions of the Charter.

                                          Audit Committee
                                               Admiral James L. Holloway III,
                                                 Chairman
                                               Jonathan R. Spicehandler, M.D.
                                               David B. Pittaway

                             SHAREHOLDER PROPOSALS

     Under the Company's Articles of Incorporation, the Board of Directors shall establish the agenda for the annual general meeting of shareholders. Also under the Company's Articles of Incorporation and the laws of the Netherlands Antilles, shareholders representing at least one tenth of the issued capital may request that the Board of Directors convene a general meeting of shareholders to deal with a subject specified in a petition. If the Board of Directors does not convene the general meeting of shareholders within four weeks after the request, the shareholders who requested the meeting may petition the courts of the Netherlands Antilles for permission to convene a general meeting of shareholders.

                                          By Order of the Board of Directors

                                      /s/ JACK R. PINE

                                          Jack R. Pine
                                          Secretary

March 15, 2001

                                                                      APPENDIX A

                          STATIA TERMINALS GROUP N.V.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

I. SCOPE AND AUTHORITY

     The scope of the Audit Committee function shall encompass the full range of financial reporting, accounting, auditing, and internal controls of the Company, and the Audit Committee is granted the authority to investigate, to the extent the Committee deems appropriate, any matter or activity involving financial reporting, accounting, auditing, and internal controls of the Company. In this regard, the Audit Committee shall have authority to approve the retention of external professionals to render advice and counsel in such matters. All employees of, and persons contracted by, the Company shall be directed to cooperate with respect thereto as requested by the Audit Committee.

II. MEMBERSHIP

     The Audit Committee shall be comprised of three or more directors appointed by the Board of Directors, each of whom shall be an independent director (as defined in the National Association of Securities Dealers rules), and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment. The designation of a Chairperson of the Audit Committee shall be made by the Board of Directors. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have financial or accounting management expertise. Audit Committee members are encouraged to continually enhance their familiarity with finance and accounting matters.

III. MEETINGS

     The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communication, the Audit Committee shall meet at least annually with management, the internal auditor(s), and the independent accountants in joint or separate sessions, including private sessions, to discuss such matters as the Audit Committee may deem appropriate. In order to properly fulfill its obligations, a quorum for Audit Committee Meetings shall be established when at least two directors are present, neither by proxy.

IV. RESPONSIBILITIES

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

     - the financial reports and other financial information provided by the Company to the public, governmental bodies, directors, and employees;

     - the Company's systems of internal controls, legal compliance, and ethics; and

     - the Company's auditing, accounting, financial, and operational reporting processes generally.

     Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures, and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

     - review and appraise the audit efforts of the Company's independent accountants and internal audit function; and

     - provide an open avenue of communication among the independent accountants, internal auditor(s), management, and the Board of Directors.

     While the Audit Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the Company's financial statements are complete, accurate, and in accordance with applicable generally accepted accounting principles. The responsibility for the Company's financial statements rests with management and the Board of Directors. The Audit Committee will exercise its responsibilities for the Company's financial statements by making inquiries of management, the independent accountants, and the internal auditor(s) as deemed necessary.

     To fulfill its responsibilities, the Audit Committee shall, to the extent deemed appropriate and in the best interest of the Company's shareholders:

  Review of Reports and Documents

     1. Review this Charter at least annually and update it as conditions dictate.

     2. Review the Company's processes for reporting and disseminating financial and other information to the public, governmental bodies, directors, and employees at least annually.

     3. Review internal reports to management prepared by the internal auditor(s) and management's response thereto.

     4. Review with management and the independent accountants the Company's Annual Report on Form 10-K, Annual Report to Shareholders, Proxy Statement, Quarterly Reports on Form 10-Q, press releases, and other financial reports to the public prior to completion and filing. The Chairperson may appoint one or more members of the Audit Committee to conduct such review and may seek assistance from outside sources in reviewing these documents.

  Independent Accountants

     1. Recommend to the Board of Directors the selection of the independent accountants, considering especially (i) the independence of the accountants to be selected and the effectiveness of the external audit process; (ii) the qualifications and experience of the independent accountants; and (iii) the fees and other compensation to be paid to the independent accountants.

     2. On an annual basis prior to appointment, the Audit Committee shall review and discuss with management and the independent accountants all significant relationships between the Company and the proposed independent accountants to determine the accountant's independence and objectivity. On an annual basis prior to appointment, the Audit Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the Company and the independent accountants.

     3. Review the performance of the independent accountants and recommend to the Board of Directors any proposed discharge of the independent accountants when circumstances warrant.

     4. Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the Company's financial statements.

  Internal Auditor(s)

     1. Approve the hiring or appointment of the internal auditor(s), as considered appropriate by the Audit Committee, considering (i) the qualifications and independence of the internal auditor(s); (ii) the effectiveness of the internal audit process; and (iii) the compensation to be paid to the internal auditor(s).

     2. Review the performance of the internal auditor(s) and approve any proposed discharge when circumstances warrant.

     3. In consultation with senior management, review and approve the scope of work and activities performed by the internal auditor(s).

  Financial Reporting Process

     1. In consultation with the independent accountants and the internal auditor(s), review the integrity of the Company's financial reporting processes, both internal and external.

     2. Consider the independent accountant's judgment about the quality and appropriateness of the Company's accounting principles as applied in its financial reports.

     3. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by management, the independent accountants or the internal auditor(s).

  Process Improvement

     1. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants, and the internal auditor(s) regarding any significant judgments made in management's preparation of the financial statements, reports, and other information and the view of each as to the appropriateness of such judgments.

     2. Following completion of each audit, review separately with each of management, the independent accountants and the internal auditor(s) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     3. Review any significant disagreement among management, the independent accountants, and the internal auditor(s) in connection with the preparation of the financial statements, reports, and other information.

     4. Review with management, the independent accountants and the internal auditor(s) the extent to which changes or improvements in financial, accounting, and operating practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to the approval and implementation of changes or improvements, as determined by the Audit Committee.

  Legal and Ethical Compliance

     1. Establish, review, and update periodically policies for legal and ethical compliance, and ensure that management has established a system to enforce these policies.

     2. Review, with the Company's counsel, legal compliance matters including policies regarding securities trading.

  Other Audit Committee Functions

     1. Perform any other activities consistent with this Charter, the Company's Articles of Incorporation, and governing law as the Audit Committee and/or the Board of Directors deems necessary or appropriate.

PROXY                                                                      PROXY
                          STATIA TERMINALS GROUP N.V.
          VOTING INSTRUCTION CARD AND PROXY FOR CLASS A COMMON SHARES
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

(Must be presented at the meeting or received by mail prior to the close of business on APRIL 16, 2001)

         The undersigned hereby appoints John K. Castle and James G. Cameron or either of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned to vote in the manner indicated on the reverse side hereof all the undersigned's class A common shares of Statia Terminals Group N.V. (the "Company") at the Annual General Meeting of Shareholders to be held at the Curacao Marriott Beach Resort, Queen's Ballroom A, John F. Kennedy Boulevard, Piscadera Bay, Curacao, Netherlands Antilles, at 10:00 a.m. local time, Tuesday, April 17, 2001, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

NOTE: PLEASE DIRECT YOUR PROXY HOW IT IS TO VOTE IN THE APPROPRIATE OVAL OPPOSITE THE RESOLUTIONS SPECIFIED ON THE REVERSE SIDE HEREOF.

          (Continued and to be dated and signed on the reverse side.)

                          STATIA TERMINALS GROUP N.V.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR DR. JONATHAN R. SPICEHANDLER AND
FOR MR. ERNEST VOGES UNDER ITEM 1.

1. To appoint as class A directors of the Company, to serve until April
   28, 2007, the following (vote for only one individual for each position):

                                                                              For      Withhold
   Class A director position 1: 01-Dr. Jonathan R. Spicehandler OR            [ ]        [ ]

                                02-Neil E. Andre de la Porte                  [ ]        [ ]

           AND

   Class A director position 2: 03-Ernest Voges OR                            [ ]        [ ]

                                04-Neil E. Andre de la Porte                  [ ]        [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2, 3, 4, AND 5.

2. To amend Article 10, Paragraph 4, of the Company's               For      Against     Abstain
   Articles of Incorporation to provide that the Board of           [ ]        [ ]         [ ]
   Directors shall nominate one person for each director
   vacancy instead of two as set forth in the current
   Articles of Incorporation.

3. To determine, set, and adopt the balance sheet and               For      Against     Abstain
   profit and loss accounts (collectively, the "Annual              [ ]        [ ]         [ ]
   Accounts") for the financial year ended December 31,
   2000, as submitted to the Meeting by the Company's
   Board of Directors, a copy of which is on file at the
   Company's principal office.

4. To approve and ratify and, in so far as necessary,               For      Against     Abstain
   adopt the distributions for the financial year ended             [ ]        [ ]         [ ]
   December 31, 2000, in the amount of US$0.45 per
   share of class A common shares previously paid
   during 2000 as follows: US$0.15 in February, US$0.15
   in August, and US$0.15 in November, as distributions
   by the Company out of earnings for the financial year
   ended December 31, 2000.

5. To approve the appointment by the Company, until the             For      Against     Abstain
   next annual general meeting of shareholders, of Arthur           [ ]        [ ]         [ ]
   Andersen LLP as the Company's independent accountants.

Change of Address and/or Comments Mark Here                         [ ]

This form must be signed by the person in whose name the relevant class A common share is registered on the books of the Transfer Agent. If in the name of a corporation, the form should be executed by a duly authorized officer or attorney.



Dated: _________________________________, 2001


______________________________________________
        Signature of Registered Holder




                            YOUR VOTE IS IMPORTANT!

               PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.